EXHIBIT 10.54

AMENDMENT
TO THE
RESTRUCTURING AGREEMENT

This Amendment to the Restructuring Agreement (the “Amendment”) is made and entered into this 31st day of October, 2008 and is by and among by and among AMERALIA, INC., a Utah corporation (“AmerAlia”), NATURAL SODA HOLDINGS, INC., a Colorado corporation (“Holdings”), NATURAL SODA, INC., a Colorado corporation (“Soda”), BILL H. GUNN (“Gunn”), ROBERT VAN MOURIK (“van Mourik”), SENTIENT USA  RESOURCES FUND, L.P., a Delaware limited partnership (“Sentient I”), SENTIENT USA RESOURCES FUND II, L.P., a Delaware limited partnership (“Sentient II”) and SENTIENT GLOBAL RESOURCES FUND III, L.P., a Cayman Islands limited partnership (“Sentient III”).

Background Statement

The parties executed and delivered a Restructuring Agreement effective as of September 25, 2008 (the “Restructuring Agreement”) related to a restructuring of the indebtedness owed by Holdings and AmerAlia, the issuance of additional equity in Holdings and AmerAlia, and the other matters described therein. All capitalized terms not defined herein shall have the same meanings ascribed to them in the Restructuring Agreement. The parties hereto have agreed to modify the Restructuring Agreement as provided herein.

Agreement

For and in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Restructuring Agreement as follows:

1.            Section 3(a) of the Restructuring Agreement is amended and restated in its entirety to read as follows:

a.            Purchase of AmerAlia Common Stock.  At the Closing, Sentient I shall purchase 15,277,778 shares of AmerAlia Common Stock at a purchase price of $ 0.36 per share for a total purchase price of $5,500,000. At the Second Closing (as defined in Section 5 below), Sentient I shall purchase 12,149,628 shares of AmerAlia Common Stock at a purchase price of $ 0.36 per share for a total purchase price of $4,373,866. The proceeds from the subscription amounts paid at the Closing shall be used in the following priority: (i) to pay the obligations described in Section 9.a.i that are not converted into AmerAlia Common Stock, (ii) to pay any amounts that must be paid as a condition of Closing, and (iii) as working capital reserve for AmerAlia.  The proceeds from the subscription amounts paid at the Second Closing shall be used in the following priority: (x) as working capital reserve for AmerAlia of $1,000,000, (y) as a reserve to be used to solely fund AmerAlia's share of the previously discussed and agreed upon anticipated capital calls of Holdings (AmerAlia’s share of which is $2,880,000), and (z) as additional working capital for AmerAlia (including the payment of any remaining obligations under Section 9a).  Any deviation from these priorities will require the prior written consent of Sentient, which may be withheld by it in its sole discretion. Upon delivery of the purchase price to AmerAlia such shares shall be issued to Sentient I and shall be fully paid and non-assessable. In addition, at any time, and from time to time, during the thirty-six (36) months following Closing, Sentient I shall have the right to purchase up to a total of 5,500,000 additional shares of AmerAlia Common Stock (the “Additional Shares”) at a price of $.36 per share. Until the Second Closing, upon no less than thirty (30) days’ prior written notice to Sentient I, AmerAlia will have the right to force Sentient I to purchase up to 1,895,708 shares (for a total purchase price of $682,455) of the Additional Shares solely for the purpose of providing additional working capital for AmerAlia. Except as provided in the preceding sentence, AmerAlia will not have the right to force Sentient I to purchase all or any part of the Additional Shares.  Sentient I’s right to purchase the Additional Shares is only to be exercised to resolve obligations of AmerAlia that exist at Closing and are not discharged as of Closing, and then only if the holders of such unpaid obligations pursue or, by written demand from counsel or a collector, threaten to pursue claims against AmerAlia (or its affiliates). Prior to exercising this option Sentient I will provide AmerAlia with ten days' prior written notice of its intent to exercise this right to purchase stock, if AmerAlia doesn't either pay off the obligation or enter into some other arrangement with the creditor protecting AmerAlia from claims from that creditor for at least 24 months. If exercised, the proceeds from the purchase are to be used solely to pay the obligation to the creditor named in the notice (or the holder of the obligation referenced).

2.            Section 5 of the Restructuring Agreement is amended and restated in its entirety to read as follows:

5.            Closing. The Closing will occur on October 31, 2008, at the offices of Holland & Hart, LLP, 8390 E. Crescent Parkway, Suite 400, Greenwood Village, CO 80111, or at such other time and place as the parties may agree (the “Closing”). At the Closing, the steps described in Sections 3 and 4 of the Restructuring Agreement will occur. All transactions occurring at the Closing will be deemed to have taken place simultaneously as part of a single transaction and no transaction will be deemed to have been completed and no document, certificate, or instrument deemed to have been delivered until all transactions have been completed and all documents, instruments, and certificates have been delivered.  The transfers that take place at Closing will be deemed to be effective as of the opening of business on the date of Closing. A second closing (the “Second Closing”) will occur on or before December 5, 2008, or at such other time and at such place as the parties may agree. At the Second Closing, the payment of money and issuance of shares described in Section 3(a) as occurring at the Second Closing shall occur. All transactions occurring at the Second Closing will be deemed to have taken place simultaneously as part of a single transaction and no transaction will be deemed to have been completed and no document, certificate, or instrument deemed to have been delivered until all transactions have been completed and all documents, instruments, and certificates have been delivered.  The transfers that take place at Second Closing will be deemed to be effective as of the opening of business on the date of the Second Closing.

3.            The initial sentence of Section 6 of the Restructuring Agreement is amended and restated in its entirety to read as follows:

6.            Conditions. The obligations of Sentient I to close the transactions contemplated by this Agreement at the Closing shall be subject to the conditions precedent set forth in Sections 6.a. through 6.o., any one or more of which may be waived by Sentient I in its unfettered discretion. The obligations of Sentient I to close the transactions contemplated by this Agreement at the Second Closing shall be subject to the satisfaction of the conditions precedent set forth in subsections 6.d., 6.e., and 6.p any one or more of which may be waived by Sentient I in its unfettered discretion.

4.            Section 6.p. of the Restructuring Agreement is amended and restated in its entirety to read as follows:

p.            EE Kinder Obligations.  Obligations to EE Kinder Co. that have accrued prior to the Second Closing shall have been satisfied by payment, conversion into AmerAlia Common Stock, or a combination of payment and conversion.

5.            At the Second Closing, AmerAlia, van Mourik and Gunn shall deliver to the Sentient Entities a certificate concerning the matters described in Section 9.g. of the Restructuring Agreement dated as of the Second Closing.

6.            Sentient I agrees that it will not cause or permit Holdings to make the previously discussed and agreed-upon capital call at any time prior to the Second Closing without the prior written approval of AmerAlia. The provisions of this Section shall terminate if the Second Closing does not occur as a result of any breach of the Agreement by AmerAlia or any failure of AmerAlia to satisfy any condition precedent to Sentient I’s duty to close.

7.            Either Sentient I or AmerAlia shall have the right (but not the obligation) to terminate the obligation to proceed with the Second Closing if the Second Closing has not occurred ninety (90) days from the date scheduled (the “Second Closing Outside Date”); provided that, such termination right shall not be available to any party whose breach of a representation, warranty, covenant or agreement, or failure to satisfy a condition precedent under this Agreement caused the failure of the Closing to occur by the Second Closing Outside Date.  The Second Closing Outside Date may be extended only by the written agreement of Sentient I and AmerAlia. Any termination of the obligation to proceed with the Second Closing under this Section shall not affect the release described in Section 10.a, of the Restructuring Agreement, or any of the transactions occurring at or as a result of the original Closing, nor shall it affect any rights or remedies resulting from the breach of any agreement contained herein.

8.            Except as herein expressly modified or amended, all the terms and conditions of the Restructuring Agreement are hereby ratified, affirmed, and approved.  This Amendment shall be binding upon and inure to the benefit of each of the parties to the Restructuring Agreement and their respective successors and assigns, whether voluntary by act of the parties or involuntary by operation of law. This Amendment may be executed in several counterparts, each of which may be deemed an original, and all of such counterparts together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth in the introductory paragraph.

AMERALIA, INC		NATURAL SODA HOLDINGS, INC.

By:	/s/ Bill H. Gunn	By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn	Name:	Bill H. Gunn
Title:	President	Title:	President

NATURAL SODA, INC.

By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn
Title:	President

	VAN MOURIK		GUNN

	/s/ Robert van Mourik		/s/ Bill H. Gunn
	Robert van Mourik, individually		Bill H. Gunn, individually

SENTIENT USA RESOURCES FUND, L.P.		SENTIENT USA RESOURCES FUND II, L.P.
By:	Sentient Executive MLP 1, Limited,	By:	Sentient Executive MLP 1, Limited,
	General Partner		General Partner

By:	/s/ Gregory Link	By:	/s/ Gregory Link
Name:	Gregory Link	Name:	Gregory Link
Title:	Director	Title:	Director

SENTIENT GLOBAL RESOURCES FUND III, LP
By:	Sentient GP III, L.P., General Partner
By: Sentient Executive GP III,
Limited, General Partner

By:	/s/ Gregory Link
Name:	Gregory Link
Title:	Director